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                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Current Report on Form 8-K of Loews Corporation of our report dated February 4, 1997, appearing in the Annual Report on Form 10-K of Diamond Offshore Drilling Inc. for the year ended December 31, 1996 and to use of the reference to us under the heading "Experts" in the Loews Corporation Prospectus Supplement to be dated September 16, 1997 to the Prospectus dated February 20, 1997, which is part of Registration Statement No. 333-22113 filed February 20, 1997 and Registration Statement filed on September 16, 1997, pursuant to Rule 462(b).


DELOITTE & TOUCHE LLP
Houston, Texas

September 16, 1997